EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37913, 33-41664, 33-41665, 33-41783, 33-65754, 33-71008,
33-71010, 33-86368, 33-86370, 33-86372, 333-03427, 333-03429, 333-65497,
333-65499, 333-65501, 333-72395) pertaining to the Micrografx, Inc. Incentive and Nonstatutory Stock Option Plan, as amended, the Micrografx, Inc. Employee Stock Purchase Plan, as amended, the Micrografx, Inc. Restricted Stock Purchase Plan and the Micrografx, Inc. Directors Stock Purchase Plan, as amended, of our report dated September 28, 1999, with respect to the consolidated financial statements and schedule of Micrografx, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 1999.

                                                     /s/ Ernst & Young LLP


Dallas, Texas
September 28, 1999



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